As filed with the Securities and Exchange Commission on July 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

G Medical Innovations Holdings LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

G Medical Innovations Holdings Ltd.

5 Oppenheimer St.

Rehovot 7670105, Israel

Tel: +972.8.9584777

(Address of Principal Executive Offices)

G Medical Innovations Holdings Ltd. Global Equity Plan

(Full title of the plan)

G Medical Innovations USA Inc.

12708 Rita Vista Cir. Ste. A-103

Austin, TX 78727

Tel: 800.595.2898

(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Oded Har-Even, Esq.

Eric Victorson, Esq.

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Tel: (212) 660-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission, or the Commission. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant tso Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by G Medical Innovations Holdings Ltd., or the Registrant, with the Commission under the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)	The Registrant’s annual report for the fiscal year ended December 31, 2021 on Form 20-F, filed with the Commission on April 29, 2022;

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K filed with the Commission on March 1, 2022, May 18, 2022, May 20, 2022, June 1, 2022, June 17, 2022 and July 7, 2022; and

(c)	The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-39674), filed by the registrant with the Commission under Section 12(b) of the Exchange Act on June 24, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Amended and Restated Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or wilful default.

A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We to maintain director’s and officer’s liability insurance covering our directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, which he or she may incur in his or her capacity as such. We have entered into indemnification agreements with each of our directors and officers and our corporate secretary. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
5.1*	Opinion of Carey Olsen Singapore LLP, counsel to G Medical Innovations Holdings Ltd.

23.1*	Consent of Ziv Haft, a member firm of BDO, as independent registered public accounting firm of the registrant

23.2*	Consent of Carey Olsen Singapore LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

99.1	G Medical Innovations Holdings Ltd. Global Equity Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 originally filed on March 4, 2021, as amended (File No. 333- 253852)

99.2	G Medical Innovations Holdings Ltd. – Israel Sub-Plan (incorporated by reference to Exhibit 10.2.1 to the Registrant’s Registration Statement on Form F-1 originally filed on March 4, 2021, as amended (File No. 333- 253852)

99.3	G Medical Innovations Holdings Ltd. – U.S. Sub-Plan (incorporated by reference to Exhibit 10.2.2 to the Registrant’s Registration Statement on Form F-1 originally filed on March 4, 2021, as amended (File No. 333- 253852)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on July 8, 2022.

G MEDICAL INNOVATIONS HOLDINGS LTD.

By:	/s/ Yacov Geva
Dr. Yacov Geva
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of G Medical Innovations Holdings Ltd., hereby severally constitute and appoint Dr. Yacov Geva and Kobi Ben-Efraim and each of them, as our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yacov Geva	President and Chief Executive Officer	July 8, 2022.
Dr. Yacov Geva	(Principal Executive Officer)

/s/ Kobi Ben-Efraim	Chief Financial Officer	July 8, 2022.
Kobi Ben-Efraim	(Principal Financial and Accounting Officer)

/s/ Kenneth R. Melani	Director, Chairman of the Board of Directors	July 8, 2022.
Dr. Kenneth R. Melani

/s/ Shuki Gleitman	Director	July 8, 2022.
Dr. Shuki Gleitman

/s/ Brendan de Kauwe	Director	July 8, 2022.
Dr. Brendan de Kauwe

/s/ Zeev Rotstein	Director	July 8, 2022.
Prof. Zeev Rotstein

/s/ Urs Wettstein	Director	July 8, 2022.
Urs Wettstein

/s/ Chanan Epstein	Director	July 8, 2022.
Chanan Epstein

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, as amended, the undersigned duly authorized representative in the United States of G Medical Innovations Holdings Ltd., has signed this registration statement on July 8, 2022.

G Medical Innovations USA Inc.

/s/ Yacov Geva
By:	Dr. Yacov Geva
Its:	Director